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                      May 17, 2022

       Bryan Norwood
       Chief Financial Officer
       Perma-Pipe International Holdings, Inc.
       6410 W. Howard Street
       Niles, Illinois 60714

                                                        Re: Perma-Pipe
International Holdings, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed May 13, 2022
                                                            File No. 333-264913

       Dear Mr. Norwood:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Anna Abramson, Staff Attorney, at (202) 551-4969 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Spencer T. Moats